# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "QUANTMRE, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF OCTOBER, A.D. 2018, AT 3:51 O`CLOCK P.M.*

*A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.*

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

6797576 8100
SR# 20186920227

Authentication: 203529334
Date: 10-02-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:51 PM 10/01/2018
FILED 03:51 PM 10/01/2018
SR 20186920227 - File Number 6797576

# AMENDED AND RESTATED

# CERTIFICATE OF INCORPORATION OF

# QUANTMRE, INC.

QUANTMRE, INC., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), certifies that:

A. The name of the Corporation is QuantmRE, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 14, 2018.

B. All amendments to the Certificate of Incorporation have been duly authorized and adopted by the Company's Board of Directors and stockholders in accordance with the provisions of the Delaware General Corporation Law.

C. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation. The text of the Corporation's Certificate of Incorporation is amended and restated to read as set forth in **Exhibit A** attached hereto.

IN WITNESS WHEREOF, QuantmRE, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Matthew Sullivan, a duly authorized officer of the Corporation, on October 1, 2018.

M Sullivan

Matthew Sullivan, Chief Executive Officer

# CERTIFICATE OF INCORPORATION

# OF

# QUANTMRE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

## ARTICLE I: NAME.

The name of this corporation is QUANTMRE, Inc. (the "***Corporation***")

## ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services.

## ARTICLE III: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

## ARTICLE IV: AUTHORIZED SHARES.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 100,000,000 shares of Common Stock, $0.001 par value per share ("***Common Stock***"), and (b) 100,000,000 shares of Preferred Stock, $0.001 par value per share ("***Preferred Stock***"). The Preferred Stock may be issued from time to time in one or more series or classes, each of such series or class to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. Except where specifically set forth herein, each series or class of Preferred Stock shall have the rights set forth in Section B of this Article IV. As of the effective date of this Certificate of Incorporation (this "***Certificate***") all of the 100,000,000 shares of the Preferred Stock are hereby designated as "***Series T Preferred Stock***" *or* "***EQRE Tokens.***"

The shares of Common Stock and Preferred Stock are not evidenced by certificates. The Company will keep a register of the Common Stock, in which it will record all issuances, redemptions and transfers of the shareholders' shares. The Series T Preferred Stock shall be a digitized/tokenized equity interest and the register will be maintained via a distributed ledger which is maintained by the Company or its designated transfer agent.

The following is a statement of the designations and the rights, powers and privileges, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

## A. COMMON STOCK

**1. <u>General</u>.** The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

**2. <u>Voting</u>.** The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

## B. PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to "Sections" in this Part B of this Article IV refer to sections of this Part B.

**1. <u>Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales</u>.**

1.1 <u>Payments to Holders of Preferred Stock</u>. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price (as defined below) for such share of Preferred Stock, plus any dividends declared but unpaid thereon and the preferred return set forth in Paragraph 4 of this Section B, or (b) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 3 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The "***Original Issue Price***" shall mean the price per share paid for the each series or class of Preferred Stock.

1.2 <u>Payments to Holders of Common Stock</u>. In the event of any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 1.1, the remaining funds and assets available for

distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

1.3 Deemed Liquidation Events.

1.3.1 Definition. Each of the following events shall be considered a "***Deemed Liquidation Event***" unless the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis), the "***Requisite Holders***", elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; *provided* that, for the purpose of this Section 1.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

1.3.2 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 1.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow, the definitive agreement for such transaction shall provide that the portion of such consideration that is placed in escrow shall be allocated among the holders of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder (such that each stockholder has placed in escrow the same percentage of the total consideration payable to such stockholder as every other stockholder).

1.3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.3 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

**2. Voting.** Except as may be specified herein, the Preferred Stock shall have no voting rights and the holders of the Preferred Stock shall not be entitled to vote for such capital stock so held.

**3. Conversion.** The holders of the Preferred Stock shall have no conversion rights.

**4. Dividends.** Holders of the Preferred Stock, in preference to the holders of the Common Stock. Such dividends shall be payable on liquidation or when, as and if declared by the Board of Directors. No distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the holders of such class of stock. Payment of any dividends shall be on a *pro rata, pari passu* basis among classes.

**5. Redeemed or Otherwise Acquired Shares.** Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

**6. Waiver.** Any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders.

**7. Notice of Record Date.** In the event of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying the effective date on which such dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the earlier of the record date or effective date for the event specified in such notice.

**8. Notices.** Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

## ARTICLE V: PREEMPTIVE RIGHTS.

No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and any stockholder.

## ARTICLE VI: RESERVED.

## ARTICLE VII: BYLAW PROVISIONS.

**A. AMENDMENT OF BYLAWS.** Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

**B. NUMBER OF DIRECTORS.** Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

**C. BALLOT.** Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

**D. MEETINGS AND BOOKS.** Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

## ARTICLE VIII: DIRECTOR LIABILITY.

**A. LIMITATION.** To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

**B. INDEMNIFICATION.** To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of

the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

**C. MODIFICATION.** Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

## ARTICLE IX: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An "***Excluded Opportunity***" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, "***Covered Persons***"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation.

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